American Century Investments
4500 Main Street
Kansas City, MO, 64111

June 5, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: 	Amended Form N-SAR on behalf of American
Century Quantitative Equity Funds, Inc.  CIK#:
0000827060

Ladies and Gentlemen:

We are filing today through the EDGAR system an amended report on Form N-SAR (the "Amendment") on behalf of American Century Quantitative Equity Funds,
Inc. (the "Issuer") for the period ending December 31,
2016. The Amendment is being filed to update item 77-
O and to submit the related attachment.  The
Amendment identifies certain transactions effected during the period in compliance with Rule 10f-3 and timely reported to the Issuer's board but inadvertently omitted from the initial report.

Any comments or questions on this filing should be directed to the undersigned at (816) 340-3319.


Very truly yours,

/s/ Amy Bitter

 Amy Bitter

Director, Financial Reporting & Tax